Exhibit 99.2
FOR IMMEDIATE RELEASE

Barnes & Noble Education Appoints Emily C. Chiu to Board of Directors

June 20, 2018, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading provider of educational products and services solutions for higher education and K-12, today announced the appointment of Emily C. Chiu to its Board of Directors, effective June 19, 2018. With Ms. Chiu’s appointment, the Barnes & Noble Education Board will expand to seven directors, six of whom will be independent.

Ms. Chiu has more than a decade of leadership experience with significant technology and education expertise. She currently serves as a Principal at Square, Inc., a provider of commerce tools that help businesses start, run, and grow from payments to point-of-sale to financing. Ms. Chiu currently oversees Square’s corporate development strategy and M&A activity across its SMB (Seller), direct-to-consumer (Cash App), and developer platform businesses. She also serves on the Board of Governors of the Center for Creative Leadership, a provider of executive education focused on leadership development.

“We are pleased to welcome Emily to the Barnes & Noble Education Board,” said Michael P. Huseby, Chairman and Chief Executive Officer, Barnes & Noble Education. “Emily’s strong executive management and leadership experience in both education and technology make her a strong addition to our Board. She also brings significant expertise in overseeing nimble startup organizations with a focus on digital. We are confident that we will benefit from her fresh insights and contributions as we continue to build our holistic ecosystem of content, products and services and deliver value for our shareholders.”

“I am excited to join the Board of Barnes & Noble Education and eager to leverage my broad experience in education and technology to help further the Company’s inspiring mission and continued transformation,” said Ms. Chiu. “With its strong legacy of serving colleges, universities and students, and full-suite of innovative solutions, Barnes & Noble Education is in an excellent position to succeed as a leading partner to institutions, students and faculty. I’ve seen first-hand the transformative impact that a quality education can have, and I look forward to working closely with the Board and management team to drive continued growth, value creation, and positive student outcomes.”

About Emily C. Chiu
Ms. Chiu currently serves as Principal at Square, Inc. and is responsible for Square’s corporate development strategy and M&A activity across its SMB (Seller), direct-to-consumer (Cash App), and developer platform businesses. From July 2015 to July 2017, Ms. Chiu was a Partner and Head of Corporate Development at 500 Startups, LLC, a global startup accelerator and venture capital firm. In this role, Ms. Chiu oversaw venture capital investments in the education technology space and founded 500 Startups’ M&A advisory practice. Previously, Ms. Chiu was a founding team member and Vice President at UniversityNow, Inc., an education technology startup whose mission is to make higher education affordable and accessible to all students through its personalized learning platform and accredited universities. Prior to that, she served as the Head of Operations at TEDx San Francisco, was a private equity investor at GI Partners, a global investment firm, and served in various positions across the technology and healthcare investment banking groups at Goldman Sachs. Ms. Chiu is a graduate of The Wharton School of Business and the College of Arts & Sciences at the University of Pennsylvania, where she was a Wharton Research Scholar and member of The Huntsman Program in International Studies and Business.

About Barnes & Noble Education, Inc.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading provider of higher education and K-12 educational products and solutions. Through its Barnes & Noble College and MBS Textbook Exchange segments, Barnes & Noble Education operates 1,444 physical and virtual bookstores across the U.S., serving more than 6 million students and faculty. Through its Digital Student Solutions segment, the Company offers a suite of digital software, content and services including direct-to-student study tools, serving approximately 100,000 subscribers in more than 15 different countries and receiving more than 20 million unique monthly visitors to its sites. The Company also operates one of the largest textbook wholesale distribution channels in the United States. For more information please visit www.bned.com.

BNED companies include: Barnes & Noble College Booksellers, LLC, MBS Textbook Exchange, LLC, BNED LoudCloud, LLC, Student Brands, LLC, and Promoversity, LLC. General information on Barnes & Noble Education may be obtained by visiting the Company's corporate website: www.bned.com.

Media Contact:	Investor Contact:
Carolyn J. Brown	Thomas Donohue
Vice President	Vice President
Corporate Communications	Treasurer and Investor Relations
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com